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                                                                   EXHIBIT 10.41

                               October 22, 1997


Mr. Craig S. Rae
9905 Duane Court
Huntersville, NC 28078

Dear Craig:

     On behalf of Omega Cabinets, Ltd., it is my pleasure to confirm our offer of employment as Vice President, Sales & Marketing. In this position you will report to the President of Omega Cabinets, Ltd. and participate with the other officers in establishing corporate policy, procedure and direction. You will have responsibility for all aspects of sales and marketing including the management of independent sales representatives, customer service and related functions, sales administration, marketing and merchandising. Additionally, you will have significant input in our product design and development process.

     .    BASE SALARY

          You will be paid $4,615.38 bi-weekly (an amount equal to $120,000 annually).

     .    BONUS

          Your annual bonus potential at 100% of plan will be equal to 30% of base salary. You may earn up to an additional 25% of your bonus amount should we attain 105% of plan (maximum 37.5% of base salary). The actual amount of bonus paid will be based upon the company achieving certain earnings goals and your personal performance as measured against agreed-upon objectives.

     .    EQUITY

          You will be offered the opportunity to join our equity ownership group by investing in Omega Holdings, Inc. an amount up to $100,000. You will have ample opportunity to discuss the investment details with Lance Erlick, CFO.

          You will also participate in Omega's management stock option program. Based upon individual and company performance, the company would intend to issue to you additional fully-diluted option shares. All awards will be made at the discretion of the Board of Directors of Omega Holdings, Inc.

     .    RELOCATION EXPENSES
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          Omega will reimburse you for commission expenses that you incur related to the sale of your principle residence in Huntersville, North Carolina, not to exceed 6% of the sale price. In addition, Omega will reimburse you for all reasonable costs associated with the physical move of your household belongings and family. These costs are to include the expenses incurred while transporting your family to your new residence.

          Omega will also reimburse you for temporary living expenses in the Waterloo/Cedar Falls area for up to 90 days while you are searching for a permanent residence. Temporary living expenses to include: hotel/motel expenses, dining expenses for morning and evening meals, and travel for return trips to the Huntersville area every two weeks until you are relocated.

          Please note that certain reimbursements may be taxed as ordinary income in accordance with IRS regulations. Tim Carlson, Director of Human Resources, will review this with you in detail.

     .    SIGNING BONUS

          You will be paid a lump sum amount of $10,000 as reimbursement for incidental expenses not covered in the relocation allowances.

     .    SEPARATIONS

          If you are separated from the company for reasons other than causes (i.e., malfeasance, gross neglect, illegal activities, etc.), you will receive salary continuation for a maximum of six months.

     .    BENEFITS

          You will be eligible to participate in health, life, dental, vision, 401(k), and short and long-term disability plans as provided to all employees. For all plans the coverage is not immediate and will require your personal enrollment. With exception of the 401(k) plan, for which you will become eligible 1/1/99, eligibility to participate commences sixty (60) days following your date of hire. Should you elect to continue your present medical insurance coverage through the COBRA provisions offered by your current employer, Omega will reimburse you for the premium cost for a period not to exceed sixty
          (60) days beyond your employment date.

     .    VACATION

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          You will be entitled to two weeks of paid vacation.  Our executive staff members have additional days available on a discretionary, as-needed basis.

Craig, we believe that you have the background and experience for this responsibility and that you shall enjoy great personal success while helping Omega achieve its objectives. We are excited about your joining the Omega team
 . . . and getting at the many challenges and opportunities before us!!

If this opportunity meets with your expectations, please acknowledge your acceptance by signing in the space provided and return a copy to me at your earliest convenience.

                                              Sincerely,


Dated this ______ day of _______, 1997        /s/ Henry P. Key


Dated this ______ day of _______, 1997        /s/ Craig S. Rae



cc:  Lance Erlick

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